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                                                                     EXHIBIT 4.3


                       PHARMACY MANAGEMENT SERVICES, INC.
                     SECOND AMENDMENT To 1990 INCENTIVE AND
                        NON-STATUTORY STOCK OPTION PLAN

                                  June 4, 1993

         This Second Amendment to 1990 Incentive and Non-Statutory Stock Option Plan (this "Amendment") is executed by an authorized officer of Pharmacy Management Services, Inc. (the "Company") to record the following amendments to the Company's 1990 Incentive and Non-Statutory Stock Option Plan (the "Plan") that were approved on June 4, 1993, by the Board of Directors of the Company:

         1. INCORPORATION BY REFERENCE. Unless otherwise expressly defined in this Amendment, all capitalized terms used in this Amendment have the respective meanings ascribed to them in the Plan, and the definitions of those terms in the Plan are incorporated by reference in this Amendment.


         2. AMENDMENT OF SECTION 1. Section 1 of the Plan is amended to substitute "Section 422(b)" for "Section 422A(b)" where it appears in the second sentence of that section.

         3. AMENDMENT REGARDING PLAN ADMINISTRATION. The Plan is amended to delete Sections 2.2, 2.3, and 4 of the Plan and to add the following in substitution therefor as sections 2.2 through 2.5:

                 2.2 ADMINISTRATIVE COMMITTEE. This Plan will be administered by an administrative committee (the "Committee") consisting of two or more members of the Board of Directors. The members of the Committee will serve for unspecified terms at the discretion of the Board of Directors of the Company (the "Board). The Board may remove a member of the Committee (as such) at any time, with or without cause, and has the exclusive power to appoint a successor to fill any vacancy on the Committee. The Board shall not appoint to the Committee any director who, during the one year before his appointment, was awarded or granted any equity securities of the Company pursuant to the Plan or any other plan of the Company or any of its affiliates, except Pursuant to (a) a formula plan meeting the conditions of Rule 16b-3(c)(2)(ii) of the Securities and Exchange Commission (the "SEC"), or (b) an ongoing securities acquisition plan meeting the conditions of SEC Rule 16b-3(d)(2)(i), or (c) an election to receive all or a portion of an annual retainer fee in an equivalent amount of equity securities of the Company. A member of the Committee is ineligible to receive a grant of an option under this Plan or any other plan of the Company or any of its affiliates while serving as a member of the Committee.

                 2.3 POWER AND AUTHORITY. Except as otherwise provided in the last sentence of this section, the Committee has the exclusive power and authority, and the sole and absolute discretion, to do the following: (a) to construe and interpret the Plan and amend, prescribe, and rescind rules and regulations relating to this Plan;
         (b) to select the officers, directors, and employees who will be granted options under the Plan; (c)
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         to grant options under the Plan, either conditionally or
         unconditionally, and designate whether they constitute incentive or non-statutory options; (d) to determine when options will be granted under the Plan: (e) to determine the number of shares subject to each option; (f) to determine the terms and conditions of each option, including the exercise price of each option (which must comply with Section 10(d) of this Plan), the time or times when the option will become exercisable and the duration of the exercise Period (which must not exceed the limitations specified in Section 10(a) of this Plan), the conditions under which the option will vest and become exercisable, the methods of exercising options, and the methods for payment of the exercise price and any applicable tax withholding; (g) to approve and recommend amendments to the Plan for adoption by the Board and (if necessary or desirable) the shareholders of the Company;
         (h) to prescribe the form or forms of agreement or instrument evidencing options granted under the Plan; (i) to engage the services of, any agent, expert, or professional advisor in furtherance of the Plan's purpose; and (j) to take all other actions, and make all other determinations, that are advisable or necessary for the Plan's administration. In the absence of fraud or mistake, any action or determination by the Committee will be final and binding on all persons.

                 2.4 APPROVAL PROCEDURES. All actions and determinations of the Committee must be unanimous. Every action or determination of the Committee that is expressly required or permitted under the Plan will be valid only if undertaken pursuant to a vote, consent, or approval that is evidenced by either (a) a resolution adopted by the affirmative vote of all the members of the Committee at a meeting, or
         (b) a written consent signed by all the members of the Committee. The members of the Committee may execute a written consent in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same document. A properly executed written consent will be effective as of the date specified in it or, if an effective date is not so specified, on the date when it is signed by the last person necessary to validate it, and will be valid if it is executed before, after or concurrently with the action or determination to which it applies.

                 2.5 INDEMNIFICATION. A member of the Committee is not liable for, and the Company releases each member of the Committee from all liability for, any punitive, incidental, consequential, or other damages or obligation to the Company or any employee, Plan participant, or other person for any act or omission by the member of the Committee (including his own negligence), or by any agent, employee, professional advisor, or other expert used or engaged by the Committee, if the act or omission does not constitute gross negligence or willful misconduct and is done or omitted in good faith, on behalf of the Company, and in a manner reasonably believed by him to be both in the best interests of the Company and within the scope of the authority granted to the Committee by this Plan. The Company shall indemnify each member of the Committee, and shall reimburse him from the Company's assets, for any cost, loss, damage, expense, or liability (including fines, amounts





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         paid in settlement, and legal fees and expenses) incurred by him by reason of any act or omission for which he is released from liability pursuant to this section.

         4. AMENDMENT OF SECTION 8. Section 8 of the Plan is amended to substitute the phrase "Section 424(d) of the Code" for the phrase "Section 425(a) of the Code" where it appears, to reflect an amendment of the Code since the adoption of the Plan.

         5. AMENDMENT OF SECTION 10. Section 10 of the Plan is amended as follows:

                 (a) The words "the Board or" in the first sentence of the section are deleted;

                 (b) The words "or withheld" are added after the word "surrendered" in the third sentence of subsection 10(b);

                 (c) The phrase "Section 10(d)" is substituted for the phrase "Section 5.1(d)" where it appears in the third sentence of subsection 10(b);

                 (d) The following is inserted after the end of the third sentence of subsection 10(b):

                 If the optionee is a director or officer of the Company, payment of the exercise price of an option or of any tax withholding required in connection with the exercise of the option by electing for the Company to withhold shares issuable pursuant to the exercise of the option must be made either (A) pursuant to an irrevocable written election made by the optionee at least six months in advance of the exercise date, or (B) pursuant to an election that is effective during the period beginning on the third business day following the date when the Company releases for publication a regularly published annual or quarterly summary statement of sales and earnings and ending on the 12th business day after that date;

                 (e) The phrase "Section 12" is substituted for the phrase "Section 6" where it appears in the fifth sentence of subsection 10(b);

                 (f) The word "Incentive" is deleted from the first and second sentences of subsection 10(e);

                 (g)      The last sentence of subsection 10(e) is deleted; and

                 (h)      The following provision is added as subsection (h):

                          (h) Holding Period. If the optionee is a director or officer of the Company, the optionee shall not dispose of the option (other than upon its exercise) or any stock acquired pursuant to exercise of the option for six months following the date of grant of the option.





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         6.      AMENDMENT OF PROVISIONS REGARDING AMENDMENT OF PLAN. The first sentence under the heading "Amendment of the Plan" is amended to substitute "Sections 7-9" for "Section 4" where it appears. In addition, the sentence is amended to add the following clauses to the end of it:

         ; (iii) materially increase the benefits accruing to participants under the Plan, or (iv) materially modify the requirements as to eligibility for participation in the Plan.


         7. AMENDMENT REGARDING RULE 16b-3. The following savings clause is added to the end of the paragraph under the heading "Government and Other Regulations; Governing Law":

         With respect to persons subject to section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), transactions under this Plan are intended to comply with all applicable conditions of SEC Rule 16b-3 or any rule promulgated by the SEC under the Exchange Act in substitution for that rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be null and void, to the extent permitted by law and considered advisable by the Committee.

         8. CONTINUED EFFECTIVENESS; EFFECTIVE DATE. Except as amended by this Amendment, the Plan continues in full force and effect. This Amendment will become effective when adopted by the Board and is applicable to all options granted in the future under the Plan and to each outstanding option under the Plan that is held by a director or officer of the Company.

                                        PHARMACY MANAGEMENT
                                        SERVICES, INC.


WITNESSES:                              By:      /s/ CECIL S. HARRELL
                                                 Cecil S. Harrell
/s/ DONNA M. PEREZ                               Chairman of the Board and
/s/ D. R. MILL                                   Chief Executive Officer
   (As to Mr. Harrell)





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